Exhibit 5

January 23, 1997


The Liposome Company, Inc.
One Research Way
Princeton Forrestal Center
Princeton, New Jersey 08540-6619

Gentlemen:

     On or about January 24, 1997, The Liposome Company, Inc. (the "Company") will file with the Securities and Exchange Commission on Form S-8 its Registration Statement ("Registration Statement") relating to the registration of an additional 225,000 shares of Common Stock that may be issued or transferred by the Company upon the exercise of stock options under the 1991 Directors' Non-Qualified Stock Option Plan (the "Plan").

     With respect to the Company and shares of its Common Stock, I am of the opinion that:

     A. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

     B.   The 225,000 shares of Common Stock referred to above:

          (i)  are duly authorized; and

          (ii) when issued and delivered in accordance with the terms of the Plan, will be validly issued and outstanding, fully paid and nonassessable.

     In arriving at the foregoing opinion, I have examined corporate records, plans, agreements and other documents of the Company.

     I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                        Sincerely,



                                        Carol J. Gillespie